Exhibit 99.1
CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Energy Partners Reports Second Quarter 2009 Results

Houston, Texas – August 7, 2009 – Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) reported net income of $42.0 million, or $0.26 per limited partner unit (basic and diluted), for the second quarter of 2009 compared to a net loss of $24.5 million, or $0.15 per limited partner unit (basic and diluted), for the corresponding period in 2008.

Results from operations increased $77.0 million, from an operating loss of $2.7 million for the second quarter of 2008 to operating income of $74.3 million for the second quarter of 2009 due to the initial 2.6 Bcf/d sendout and 10.1 Bcf storage capacity being placed into service during the second half of 2008, the Cheniere Marketing, LLC (“Cheniere Marketing”) terminal use agreement (“TUA”) becoming effective in October 2008 and the Total Gas and Power North America, Inc. (“Total”) TUA becoming effective April 1, 2009.  Revenues for the second quarter consist of payments made from Cheniere Marketing and Total under their respective TUAs.

LNG receiving terminal operating expenses and depreciation and amortization expenses increased by $8.5 million and $7.1 million, respectively, as a result of the commencement of operations at the terminal.  General and administrative expenses increased to $5.5 million in the second quarter 2009 compared to $2.3 million in the comparable quarter 2008 due to an increase in the amount of service agreement charges due to an adjustment for inflation and due to the commencement of a services agreement with a subsidiary of Cheniere Energy, Inc. on January 1, 2009.

Interest expense increased quarter over quarter primarily due to less interest expense subject to capitalization during the period and interest income decreased $3.0 million due to lower interest rates in the second quarter of 2009 compared to the second quarter of 2008.  Additionally, the second quarter of 2009 includes a $0.8 million gain on derivative instruments compared to a loss of $11.5 million for the second quarter of 2008 due to changes in natural gas commodity prices.

Cash and Cash Equivalents

As of June 30, 2009, the Sabine Pass LNG receiving terminal had begun receiving capacity reservation fee payments from all three of its TUA customers, Cheniere Marketing, Total and Chevron U.S.A.  The latest TUA commencement date became effective in July 2009 and the first monthly payment was received in June.

At June 30, 2009, Cheniere Partners had cash and cash equivalents of $128.8 million.  These unrestricted funds are available for construction, working capital and general purposes, including distributions to unit holders.

At June 30, 2009, Cheniere Partners had restricted cash and cash equivalents of $131.0 million, including approximately $82.4 million in a permanent debt service reserve fund and $13.7 million for one month of interest as required in the senior notes indenture and $34.9 million available for potential cash distributions to Cheniere Partners’ common unit holders and general partner.

Sabine Pass LNG Receiving Terminal

The remaining construction of 1.4 Bcf/d sendout capacity and 6.7 Bcf of storage capacity at the Sabine Pass LNG receiving terminal is nearing completion and the LNG receiving terminal is expected to be fully operational with sendout capacity of 4.0 Bcf/d and storage capacity of 16.8 Bcf by the third quarter of 2009.  Total estimated construction costs excluding financing costs are $1.559 billion with costs incurred as of June 30, 2009 totaling $1.499 billion.  Costs are anticipated to be funded with available cash held by Sabine Pass LNG, L.P.

Unit Distributions

Cheniere Partners estimates its annualized distribution to unit holders will be $1.70 per unit.  Distributions for the second quarter of 2009 of $0.425 per unit will be paid August 14, 2009.
Cheniere Partners owns 100 percent of the Sabine Pass LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. Once construction is complete, the terminal will have sendout capacity of 4.0 Bcf/d and storage capacity of 16.8 Bcf. Construction for 2.6 Bcf/d was completed in 2008 and construction for the remaining 1.4 Bcf/d is expected to be complete in the third quarter of this year. Additional information about Cheniere Energy Partners, L.P. may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Energy Partners’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners’ LNG receiving terminal business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009 (2)	2008 (2)	2009 (2)	2008 (2)
Revenues (4)
Operating costs and expenses	$95,695	$—	$158,244	—
LNG receiving terminal development expense (4)	—	234	—	2,157
LNG receiving terminal operating expense	8,719	174	15,276	178
Depreciation, depletion and amortization	7,157	19	13,806	37
General and administrative expense (4)	5,537	2,321	11,484	4,476
Total operating costs and expenses	21,413	2,748	40,566	6,848

Income (loss) from operations	74,282	(2,748)	117,678	(6,848)

Interest expense, net (4)	(33,352)	(13,594)	(66,294)	(29,893)
Interest income	259	3,346	819	10,049
Derivative gain (loss)	762	(11,537)	3,324	(12,367)
Other	—	20	12	31
Net Income (loss)	$41,951	$(24,513)	$55,539	$(39,028)

Allocation of net income (loss) to Partners:
Limited Partners’ Interest	41,112	(24,023)	54,428	(38,247)
General Partner’s Interest	839	(490)	1,111	(781)
Net Income (loss) to Partners	$41,951	$(24,513)	$55,539	$(39,028)

Basic and diluted net income (loss) per limited partner unit	$0.26	$(0.15)	$0.34	$(0.24)

Weighted average limited partners units outstanding used for basic and diluted net income (loss) per unit calculation:
Common units	26,416	26,416	26,416	26,416
Subordinated units	135,384	135,384	135,384	135,384

	June 30, 2009 (3)	December 31, 2008 (3)
	(Unaudited)
Cash and cash equivalents	$128,767	$7
Restricted cash and cash equivalents	13,732	235,985
Other current assets (4)	18,344	10,111
Non-current restricted cash, cash equivalents and treasury securities	117,271	158,813
Property, plant and equipment, net	1,593,868	1,517,507
Debt issuance costs, net	28,862	30,748
Advances under long-term contracts	2,697	10,705
Advances to Affiliate – LNG Held for Commissioning (4)	9,767	9,923
Other assets	7,414	5,036
Total assets	$1,920,722	$1,978,835

Current liabilities (4)	$133,330	$107,003
Long-term debt, net of discount	2,108,887	2,107,673
Long-term debt – Related party	71,795	70,661
Deferred revenue, including affiliate	42,860	42,471
Other liabilities (4)	333	2,712
Total partner’s deficit	(436,483)	(351,685)
Total liabilities and partners’ deficit	$1,970,722	$1,978,835

(1)	Please refer to Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three and six months ended June 30, 2009 and 2008.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:

Investors: Christina Cavarretta, 713-375-5100

Media: Diane Haggard, 713-375-5259